Exhibit 99.1


              InterDigital Expects Strong First Quarter
   2004 Financial Results; Company Expects to Substantially Exceed
                    Financial Analysts' Estimates

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--April 30, 2004--InterDigital Communications Corporation (Nasdaq:IDCC), a leading architect, designer and provider of wireless technology and product platforms, today announced that it expects to report financial results for its first quarter 2004 that exceed financial analysts' expectations due to higher than anticipated royalty revenue from NEC Corporation of Japan (NEC) and continued solid performance from other major licensees. A portion of NEC's royalties relate to 3G handset shipments that were delayed from calendar fourth quarter 2003 to calendar first quarter 2004 upon NEC's resolution of software and interoperability issues. Based upon certain preliminary and final royalty reports received to date from all principal licensees and Company estimates, the Company expects to report revenue for first quarter 2004 in the range of $31 million to $32 million, operating expenses of approximately $25 million and net income per diluted share in the range of $0.06 to $0.08 per share.
    InterDigital plans to report final results for its first quarter 2004 on May 10, 2004 before the market opens.

    About InterDigital

    InterDigital architects, designs and provides advanced wireless technologies and products that drive voice and data communications. The Company offers technology and product solutions for mainstream wireless applications that deliver cost and time-to-market advantages for its customers. InterDigital has a strong portfolio of patented technologies covering 2G, 2.5G and 3G standards, which it licenses worldwide. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital Communications Corporation.

    This press release contains forward-looking statements as to the Company's expectations for financial results for first quarter 2004. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in any such forward-looking statements due to a variety of factors including, but not limited to: (i) adjustments made by licensees to preliminary reported royalties; (ii) adjustments to the Company's revenue estimates related to royalties from licensees which have not provided reports as of this date; and (iii) final adjustments to operating expense estimates made by the Company.

    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Dawn Goldstein, 610-878-7800
             e-mail: dawn.goldstein@interdigital.com
             or
             Investor Contact:
             Janet Point, 610-878-7800
             e-mail: janet.point@interdigital.com